Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated September 30, 2024, (except for the January 29, 2025 reverse stock split discussed in Note 14 as to which the date is March 28, 2025) on the consolidated financial statements of Propanc Biopharma, Inc. and Subsidiary for the years ended June 30, 2024 and 2023, included herein on the registration statement of Propanc Biopharma, Inc. on Form S-1 Amendment No. 6, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

July 28, 2025